Wilshire Financial Services Group Inc. Repurchases Common Stock

Portland, Oregon (Business Wire) – January 2, 2002 – Wilshire Financial Services Group Inc. (OTCBB:WFSG) today announced the repurchase, effective December 31, 2001, of a total of 4,168,854 shares of its common stock from entities affiliated with American Express Financial Advisors Inc. (collectively, “AXP”). These shares represented AXP’s entire interest in the Company’s common stock, or approximately 21% of the total WFSG shares previously outstanding. The purchase price for the shares was approximately $10.0 million, or $2.40 per share.

The Company will finance this purchase primarily through the issuance of approximately $7.7 million in 8% convertible subordinated debentures due December 15, 2005. These debentures will be issued in January 2002 in a private placement to certain investors and current stockholders of the Company, as well as to certain of the Company’s directors who are expected to provide between one-third and one-half of the total proceeds from this issuance. Commencing in July 2002, the debentures will be convertible at $2.40 per share and, at the option of the Company, will be redeemable (if certain conditions are satisfied) at a premium, decreasing to par over the subsequent nine-month period.

The Company’s internal cash comprised the balance of the funding for the purchase of AXP’s holdings.

For further information, please see our website (www.wfsg.com) for our Quarterly report on Form 10-Q and related communications.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities, mortgage loan servicing rights and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Wilshire Financial Services Group Inc.
Bruce A. Weinstein
Chief Financial Officer
503-525-7213